DONAHUE ASSOCIATES, L.L.C.
                           27 BEACH ROAD, SUITE CO5-A
                           MONMOUTH BEACH, NJ.  07750
                             Phone: (732) 229-7723


                    Consent of Certified Public Accountants


Madison Group I, Inc.
Madison Group II, Inc.
Madison Group III, Inc.
Madison Group IV, Inc.
Madison Group V, Inc.
Madison Group VI, Inc.


We have issued our report dated August 8, 2003, accompanying the audited financial statements as of June 30, 2003 for the above companies contained in the Form S-1 Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statements and Prospectuses, and to the use of our name as it appears under the caption "Experts".


/s/ Donahue Associates LLC

Donahue Associates LLC
April 26, 2004